Monsanto Company 800 North Lindbergh Blvd St. Louis, Missouri 63167
Release	Immediately

Contact	Media: Kelli Powers (314-694-4003)
Analysts: Bryan Hurley (314-694-8148)

MONSANTO ANNOUNCES THIRD QUARTER FINANCIAL RESULTS IN LINE WITH EXPECTATIONS, INTRODUCES 2011 GUIDANCE MEASURES

Company Highlights Key Actions Implemented to Drive Mid-Teens Growth

ST. LOUIS (June 30, 2010) – Monsanto Company (NYSE: MON) today announced its third-quarter financial results and highlighted some of the actions in progress to generate expected annual earnings growth percentages in the mid-teens.  With its earnings results for the quarter and year-to-date in line with adjustments the company announced last month, company executives said the business is strong and well-positioned for future growth.

($ in millions)	Third Quarter 2010	Third Quarter 2009	Nine Months 2010	Nine Months 2009
Net Sales by Segment
Corn seed and traits	$1,020	$1,020	$3,836	$3,726
Soybean seed and traits	549	540	1,383	1,367
Cotton seed and traits	420	333	513	413
Vegetable seeds	204	206	600	572
All other crops seeds and traits	169	149	309	311
TOTAL Seeds and Genomics	$2,362	$2,248	$6,641	$6,389

Roundup and other glyphosate-based herbicides	$269	$614	$1,243	$2,749
All other agricultural productivity products	331	299	665	707
TOTAL Agricultural Productivity	$600	$913	$1,908	$3,456

TOTAL Net Sales	$2,962	$3,161	$8,549	$9,845

Gross Profit	$1,387	$1,834	$4,225	$5,905

Operating Expenses	$828	$799	$2,426	$2,550

Interest Expense – Net	$17	$18	$72	$24
Other Expense (Income) – Net	$7	$4	$(3)	$62

Net Income Attributable to Monsanto Company	$384	$694	$1,252	$2,342

Diluted Earnings per Share	$0.70	$1.25	$2.27	$4.21
Items Affecting Comparability – EPS Impact
Income on Discontinued Operations	$—	$—	$(0.01)	$(0.02)
Acquired In-Process R&D (Aly Participacoes Ltda.)	—	—	—	0.19
Restructuring	0.11	—	0.23	—
Diluted Earnings per Share from Ongoing Business (For the definition of ongoing EPS, see note 1.)	$0.81	$1.25	$2.49	$4.38
Effective Tax Rate (Continuing Operations)	26%	30%	27%	28%

-more-

Comparison as a Percent of Net Sales:	Third Quarter 2010	Third Quarter 2009	Nine Months 2010	Nine Months 2009
Gross profit	47%	58%	49%	60%
Selling, general and administrative expenses (SG&A)	17%	16%	18%	16%
Research and development expenses (excluding acquired in-process R&D)	10%	9%	10%	8%
Income from continuing operations before income taxes	18%	32%	20%	33%
Net Income Attributable to Monsanto Company	13%	22%	15%	24%

“We’ve made some real changes to our portfolio and business approach, and the positive feedback I’m hearing from our customers tells me we are on the right track,” said Hugh Grant, chairman, president and chief executive officer for Monsanto. “We have demonstrated agility in the face of adversity, enhancing our portfolio and equipping our sales team with an unprecedented amount of product choices and price points to offer our customers. We’ve repositioned our Roundup® business to recognize its appropriate role in supporting our Seeds and Genomics segment. And we’ve demonstrated an ability to leverage our operational savings and sustain a strategic investment in research and development. This year has brought its challenges, yet we are quickly evolving into a newer, leaner, stronger Monsanto, well-positioned to meet our objective for mid-teens earnings growth driven by our seeds and traits business.”

Results of Operations

Price decreases for Roundup® and other glyphosate-based herbicides affected the company’s results as expected, despite the volume growth achieved for these products.  Net sales decreased $199 million, or 6 percent, in the three-month comparison and $1.3 billion, or 13 percent, year to date.  Net income in the third quarter was $384 million.

Gross profit declined 24 percent in the quarter to $1.4 billion, also driven by the price decreases for Roundup® and other glyphosate-based herbicides.  For the first nine months, gross profit is down 28 percent or $1.7 billion.

Operating expenses were flat overall, with a slight decrease for selling, general and administrative (SG&A) expenses for the three month comparison.  R&D expenses increased slightly as the company continues to manage more projects in advanced pipeline phases.  As a percent of net sales, SG&A expenses were 17 percent and R&D expenses were 10 percent.  Restructuring expense for the quarter was $86 million. This included $52 million charged to cost-of-goods related to discontinued products worldwide.

Earnings per share (EPS) for the third quarter was $0.70 on an as-reported basis, and $0.81 on an ongoing basis. EPS for the first nine months of fiscal year 2010 was $2.27 on an as-reported basis, and $2.49 on an ongoing basis. (For a reconciliation of EPS to ongoing EPS see page 1).

Cash Flow

The company saw an expected increase in cash outflow for the quarter, attributed to the Roundup® business.  For the first nine months of fiscal year 2010, cash flow required by operations was $538 million compared to a source of $443 million for the same period last year. Net cash required by investing activities for the first nine months of fiscal year 2010 was $614 million, as compared to $588 million for the same period of fiscal year 2009.

Net cash required by financing activities for the first nine months of 2010 was $323 million, compared to net cash required of $775 million for the same period of fiscal year 2009.

Free cash flow was a use of $1.15 billion for the first nine months of fiscal year 2010, compared to a use of $145 million for the first nine months of fiscal year 2009. (For a reconciliation of free cash flow, see note 1.)

Seeds and Genomics Segment Detail
($ in millions)	Net Sales				Gross Profit
Seeds and Genomics	Third Quarter 2010	Third Quarter 2009	Nine Months 2010	Nine Months 2009	Third Quarter 2010	Third Quarter 2009	Nine Months 2010	Nine Months 2009
Corn seed and traits	$1,020	$1,020	$3,836	$3,726	$570	$630	$2,294	$2,445
Soybean seed and traits	549	540	1,383	1,367	292	338	817	856
Cotton seed and traits	420	333	513	413	328	249	376	296
Vegetable seeds	204	206	600	572	112	113	362	308
All other crops seeds and traits	169	149	309	311	104	97	166	177
TOTAL Seeds and Genomics	$2,362	$2,248	$6,641	$6,389	$1,406	$1,427	$4,015	$4,082

($ in millions)	Earnings Before Interest & Taxes (EBIT)
Seeds and Genomics	Third Quarter 2010	Third Quarter 2009	Nine Months 2010	Nine Months 2009
EBIT (For a reconciliation of EBIT, see note 1.)	$704	$804	$2,009	$2,081
Unusual Items Affecting EBIT
Restructuring	$68	NONE	$130	NONE
IPR&D resulting from acquisition of Aly Participacoes Ltda.	NONE	NONE	NONE	$162

The Seeds and Genomics segment consists of the company’s global seeds and related traits business, and biotechnology platforms.

For the quarter, sales in the segment have increased by 5 percent.  In corn, approximately 33 million acres of its triple-stack and SmartStaxTM products were planted in the United States, up from 31 million last year. More than 75 percent of the company’s branded corn portfolio in the United States is either a triple stack or Genuity® SmartStaxTM, which represents a step change improvement over last year.  This complements growth in South America, where the increase in trait acres in Brazil and Argentina has had a positive overall mix effect on the business.

The company also cited progress with its Genuity® Roundup Ready 2 Yield® soybean, with more than 40 percent of its branded customers trying even more varieties this year.  That next-generation soybean platform is gaining momentum as third parties, including new commercial licensees, continue to evaluate and choose Roundup Ready 2 Yield®.

Cotton and vegetables continue to track well with expectations, delivering volume and margin improvements to the seeds-and-traits portfolio.

In total, sales for Monsanto’s Seeds and Genomics segment in the third quarter of fiscal 2010 increased slightly over last year’s third quarter, consistent with company’s expectations.   The company expects total gross profit for the segment to come in at a range of $4.6 to $4.7 billion for the year, an increase over 2009.

Agricultural Productivity Segment Detail

($ in millions)	Net Sales				Gross Profit
Agricultural Productivity	Third Quarter 2010	Third Quarter 2009	Nine Months 2010	Nine Months 2009	Third Quarter 2010	Third Quarter 2009	Nine Months 2010	Nine Months 2009
Roundup and other glyphosate- based herbicides	$269	$614	$1,243	$2,749	$(189)	$273	$(103)	$1,514
All other agricultural productivity products	331	299	665	707	170	134	313	309
TOTAL Agricultural Productivity	$600	$913	$1,908	$3,456	$(19)	$407	$210	$1,823

($ in millions)	Earnings Before Interest & Taxes (EBIT)
Agricultural Productivity	Third Quarter 2010	Third Quarter 2009	Nine Months 2010	Nine Months 2009
EBIT (For a reconciliation of EBIT, see note 1.)	$(175)	$211	$(228)	$1,210
Unusual Items Affecting EBIT
Restructuring	$18	NONE	$54	NONE
EBIT from Discontinued Operations	NONE	NONE	$5	$19

The Agricultural Productivity segment consists of the crop protection products and lawn-and-garden herbicide products. Sales in the third quarter of fiscal 2010 for Monsanto’s Agricultural Productivity segment declined 34 percent or $313 million compared with the same period last year. Gross profit was a loss of $189 million in the quarter for Roundup® and other glyphosate-based herbicides, reflecting the impact associated with the repositioning of the Roundup® business.

For the third quarter, the company released strong results from the Other Agricultural Productivity part of this segment, reflecting a record year in the lawn-and-garden business. For the fiscal year, the segment is expected to deliver approximately $450 million to $600 million in gross profit, which includes a Roundup® contribution of between $50 and $200 million after the repositioning actions.

Outlook

Monsanto affirmed its cash flow and EPS guidance and provided preliminary financial guidance for fiscal year 2011. The company expects free cash flow for fiscal year 2010 will be in the range of $400 million to $500 million including the after-tax cash effect from a restructuring charge. Net cash provided by operating activities is expected to be $1.3 billion to $1.5 billion, and net cash required by investing activities is expected to be approximately $900 million to $1 billion for fiscal year 2010. (For a reconciliation of free cash flow, see note 1.)

The company expects fiscal-year 2010 earnings per share to be in the range of $2.40 to $2.60 on an ongoing basis and $2.15 to $2.41 on an as-reported basis.  (For a reconciliation of EPS, see note 1.)

SG&A expenses continued to track below expectations and are expected to represent approximately $2 billion to $2.1 billion for the year.

Sharing the first view of fiscal year 2011 since the company’s repositioning of its Roundup® business last month, the company outlined the key metrics that will enable it to meet its objective of achieving earnings growth in the mid-teen percentages going forward.  Monsanto’s growth is expected to come exclusively from the Seeds and Genomics segment, where the company expects gross profit growth in the double digits. The company expects top-line growth from an increase in unit volume as well as mix improvement as Monsanto expands the availability of its new products.

Central to that strategy is U.S. corn, where Monsanto will offer more products at more price points. South America corn is also a key driver, as the company is poised to increase penetration of its first-generation double-stack corn in Argentina, which will serve as building block for the technology progression that’s already under way in the United States. The same is true for Brazil, where stacked traits will create new opportunities for farmers as the company prepares to introduce its second-generation Corn Borer technology. In soybeans, Monsanto is confident that as its pricing approach enables more farmers to experience the benefits of Genuity® Roundup Ready 2 Yield® and see it perform on farm, it will enable the company to win new customers.

The company’s R&D pipeline fuels the growth expected from seeds and traits, and Monsanto plans to resource that pipeline for success as it continues to support a higher number of projects in the more costly later stages of development.  To reinforce this commitment, executives said Monsanto will move to providing a range for R&D spend annually rather than a metric that adjusts with sales.  The range for 2011 is expected to represent an increase over the 2010 endpoint, but at a rate somewhat below the growth over the past few years.

The company expects gross profit for its Agricultural Productivity Segment at $550 million to $600 million in fiscal year 2011.  Operational leverage is expected to be a key contributor to the earnings growth targets, and executives pointed to an institutionalized cost discipline that allows SG&A spend to hold at inflation-level growth.

Webcast Information
In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. central time (9:30 a.m. eastern time) today. The call will focus on these results and may include a discussion of Monsanto’s strategic initiatives and other matters related to the company’s business.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company’s web site at www.monsanto.com and clicking on “Investor Information.” Visitors may need to download Windows Media Player™ prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto Web site for three weeks.

About Monsanto Company
Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. Monsanto remains focused on enabling both small-holder and large-scale farmers to produce more from their land while conserving more of our world's natural resources such as water and energy. To learn more about our business and our commitments, please visit: www.monsanto.com.  Follow our business on Twitter® at www.twitter.com/MonsantoCo, on the company blog, Beyond the Rows at www.monsantoblog.com, or subscribe to our News Release RSS Feed.

Cautionary Statements Regarding Forward-Looking Information:
Certain statements contained in this release are "forward-looking statements," such as statements concerning the company's anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company's actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company's exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company's research and development activities; the outcomes of major lawsuits; developments related to foreign currencies and economies; successful operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company's estimates related to distribution inventory levels; the company's ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company's facilities; and other risks and factors detailed in the company's most recent Form 10-K Report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Notes to editors: Roundup, Genuity, SmartStax and Roundup Ready 2 Yield are trademarks of Monsanto Company and its wholly-owned subsidiaries.

References to Roundup herbicides in this release mean Roundup-branded herbicides, excluding lawn-and-garden herbicide products.

-oOo-

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Operations	Three Months Ended May 31, 2010	Three Months Ended May 31, 2009	Nine Months Ended May 31, 2010	Nine Months Ended May 31, 2009
Net Sales	$2,962	$3,161	$8,549	$9,845
Cost of Goods Sold	1,575	1,327	4,324	3,940
Gross Profit	1,387	1,834	4,225	5,905
Operating Expenses:
Selling, General and Administrative Expenses	492	504	1,500	1,576
Research and Development Expenses	302	295	848	812
Acquired In-Process Research and Development	—	—	—	162
Restructuring Charges, Net	34	—	78	—
Total Operating Expenses	828	799	2,426	2,550
Income From Operations	559	1,035	1,799	3,355
Interest Expense	35	32	115	81
Interest Income	(18)	(14)	(43)	(57)
Other Expense (Income) – Net	7	4	(3)	62
Income from Continuing Operations Before Income Taxes	535	1,013	1,730	3,269
Income Tax Provision	138	308	468	924
Income from Continuing Operations Including Portion Attributable to Noncontrolling Interest	397	705	1,262	2,345
Discontinued Operations:
Income From Operations of Discontinued Businesses	—	—	5	19
Income Tax Provision	—	—	—	8
Income on Discontinued Operations	—	—	5	11

Net Income	$397	$705	$1,267	$2,356
Less: Net Income Attributable to Noncontrolling Interest	13	11	15	14
Net Income Attributable to Monsanto Company	$384	$694	$1,252	$2,342
EBIT (See note 1)	$529	$1,015	$1,781	$3,291
Basic Earnings per Share:
Income From Continuing Operations	$0.71	$1.27	$2.29	$4.26
Income on Discontinued Operations	—	—	.01	0.02
Net Income	$0.71	$1.27	$2.30	$4.28

Diluted Earnings per Share:
Income From Continuing Operations	$0.70	$1.25	$2.26	$4.19
Income on Discontinued Operations	—	—	.01	0.02
Net Income	$0.70	$1.25	$2.27	$4.21

Weighted Average Shares Outstanding:
Basic	543.2	546.4	544.7	547.5
Diluted	549.9	554.6	552.1	555.9

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Condensed Statements of Consolidated Financial Position	As of May 31, 2010	As of Aug. 31, 2009
Assets
Current Assets:
Cash and Cash Equivalents	$475	$1,956
Trade Receivables, Net	3,233	1,556
Miscellaneous Receivables	710	654
Deferred Tax Assets	552	662
Inventory, Net	2,847	2,934
Other Current Assets	83	121
Total Current Assets	7,900	7,883

Property, Plant and Equipment, Net	4,103	3,609
Goodwill	3,184	3,218
Other Intangible Assets, Net	1,262	1,371
Noncurrent Deferred Tax Assets	858	743
Long-Term Receivables, Net	473	557
Other Assets	558	496
Total Assets	$18,338	$17,877

Liabilities and Shareowners’ Equity
Current Liabilities:
Short-Term Debt, Including Current Portion of Long-Term Debt	$839	$79
Accounts Payable	573	676
Income Taxes Payable	147	79
Accrued Compensation and Benefits	197	263
Accrued Marketing Programs	708	934
Deferred Revenues	201	219
Grower Production Accruals	146	139
Dividends Payable	—	145
Customer Payable	—	307
Restructuring Reserves	177	286
Miscellaneous Short-Term Accruals	717	629
Total Current Liabilities	3,705	3,756

Long-Term Debt	1,862	1,724
Postretirement Liabilities	722	793
Long-Term Deferred Revenue	422	488
Noncurrent Deferred Tax Liabilities	134	153
Long-Term Portion of Environmental and Litigation Reserves	189	197
Other Liabilities	687	641
Monsanto Shareowners’ Equity	10,574	10,056
Noncontrolling Interest	43	69
Total Shareowners’ Equity	10,617	10,125
Total Liabilities and Shareowners’ Equity	$18,338	$17,877

Debt to Capital Ratio:	20%	15%

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited
Statements of Consolidated Cash Flows	Nine Months Ended May 31, 2010	Nine Months Ended May 31, 2009
Operating Activities:
Net Income	$1,267	$2,356
Adjustments to Reconcile Cash Provided by Operating Activities:
Items That Did Not Require (Provide) Cash:
Depreciation and Amortization	446	404
Bad-Debt Expense	41	56
Stock-Based Compensation Expense	72	86
Excess Tax Benefits from Stock-Based Compensation	(40)	(24)
Deferred Income Taxes	(98)	12
Restructuring Charges, Net	78	—
Equity Affiliate Income, Net	(21)	(11)
Acquired In-Process Research and Development	—	162
Net Gain on Sales of a Business or Other Assets	(2)	(6)
Other Items	38	(58)
Changes in Assets and Liabilities that Provided (Required) Cash, Net of Acquisitions:
Trade Receivables, Net	(1,648)	(967)
Inventory, Net	78	(853)
Deferred Revenues	(80)	(666)
Accounts Payable and Other Accrued Liabilities	(324)	(40)
Restructuring Cash Payments	(175)	—
Pension Contributions	(95)	(51)
Net Investment Hedge Settlement	(4)	36
Other Items	(71)	7
Net Cash Provided (Required) by Operating Activities	(538)	443

Cash Flows Provided (Required) by Investing Activities:
Maturities of Short-Term Investments	—	117
Capital Expenditures	(560)	(661)
Acquisitions of Businesses, Net of Cash Acquired	(57)	(280)
Purchases of Long-Term Equity Securities	(14)	(7)
Technology and Other Investments	(26)	(60)
Proceeds from Divestiture of a Business	—	300
Other Investments and Property Disposal Proceeds	43	3
Net Cash Required by Investing Activities	(614)	(588)

Cash Flows Provided (Required) by Financing Activities:
Net Change in Financing With Less Than 90-Day Maturities	596	(44)
Short-Term Debt Proceeds	26	55
Short-Term Debt Reductions	(54)	(45)
Long-Term Debt Reductions	(3)	(70)
Payments on Other Financing	(3)	—
Treasury Stock Purchases	(498)	(310)
Stock Option Exercises	50	30
Excess Tax Benefits from Stock-Based Compensation	40	24
Dividend Payments	(434)	(408)
Dividend Payments to Noncontrolling Interests	(43)	(7)
Net Cash Required by Financing Activities	(323)	(775)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(6)	(114)
Net Decrease in Cash and Cash Equivalents	(1,481)	(1,034)
Cash and Cash Equivalents at Beginning of Period	1,956	1,613
Cash and Cash Equivalents at End of Period	$475	$579

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

1.
EBIT, Ongoing EPS and Free Cash Flow:  The presentations of EBIT, ongoing EPS and free cash flow are not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States. The following tables reconcile EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Income (Loss):  EBIT is defined as earnings (loss) before interest and taxes. Earnings (loss) is intended to mean net income (loss) as presented in the Statements of Consolidated Operations under GAAP. The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss).

	Three Months Ended		Nine Months Ended
	May 31, 2010	May 31, 2009	May 31, 2010	May 31, 2009
EBIT – Seeds and Genomics Segment	$704	$804	$2,009	$2,081
EBIT – Agricultural Productivity Segment	(175)	211	(228)	1,210
EBIT– Total	529	1,015	1,781	3,291
Interest Expense – Net	17	18	72	24
Income Tax Provision (A)	128	303	457	925
Net Income Attributable to Monsanto Company	$384	$694	$1,252	$2,342

(A)    Includes the income tax provision from continuing operations, the income tax provision on noncontrolling interests, and the income tax provision on discontinued operations.

Reconciliation of EPS to Ongoing EPS: Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Fiscal Year 2010 Guidance	Fourth Quarter 2010 Guidance	Nine months ended May 31, 2010
Diluted Earnings per Share	$2.15-$2.41	$(0.11)-$0.09	$2.27
Restructuring Charges	$0.19-$0.25	$0.02	$0.23
Income on Discontinued Operations	—	—	$(0.01)
Diluted Earnings per Share from Ongoing Business	$2.40-$2.60	$(0.09)-$0.11	$2.49

Reconciliation of Free Cash Flow: Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release. With respect to the fiscal year 2010 free cash flow target, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year 2010	Nine Months Ended May 31,
	Guidance	2010	2009
Net Cash (Required) Provided by Operating Activities	$1,300-1,500	$(538)	$ 443
Net Cash (Required) Provided by Investing Activities	(900)-(1,000)	(614)	(588)
Free Cash Flow	$400-500	$(1,152)	$ (145)
Net Cash Provided (Required) by Financing Activities	N/A	(323)	(775)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	(6)	(114)
Net Decrease in Cash and Cash Equivalents	N/A	$(1,481)	$ (1,034)
Cash and Cash Equivalents at Beginning of Period	N/A	$1,956	$ 1,613
Cash and Cash Equivalents at End of Period	N/A	$475	$ 579